Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Solid Second Quarter 2013 Earnings Reflecting

Successful Execution of Customer-Focused Strategy

NORTHBROOK, Ill., July 31, 2013 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2013.  The financial highlights were:

The Allstate Corporation Consolidated Highlights
($ in millions, except per share amounts and ratios)	Three months ended June 30,				Six months ended June 30,
	2013	2012	% Change		2013	2012	% Change

Consolidated revenues	$ 8,787	$ 8,278	6.1		$ 17,250	$ 16,640	3.7
Net income available to common shareholders	434	423	2.6		1,143	1,189	(3.9)
Net income available to common shareholders per diluted common share	0.92	0.86	7.0		2.39	2.39	--
Operating income*	529	432	22.5		1,176	1,142	3.0
Operating income per diluted common share*	1.12	0.87	28.7		2.46	2.29	7.4
Book value per common share					41.63	39.73	4.8
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*					38.47	35.81	7.4
Catastrophe losses	647	819	(21.0)		1,006	1,078	(6.7)
Property-Liability combined ratio	96.1	98.0	(1.9	) pts	94.7	95.1	(0.4	) pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	86.9	86.3	0.6	pts	87.3	87.2	0.1	pts

*              Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“We are successfully executing our customer-focused strategy to offer unique products and services to distinct consumer segments,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Property-liability premiums written increased 4.2% from the second quarter of 2012, with positive trends in all consumer segments which are served under the Allstate, Encompass and Esurance brands.  We maintained profitability with an underlying combined ratio better than our full-year outlook and operating income of $529 million.  Proactive execution of the investment strategy to reduce risk related to increases in interest rates proved beneficial as rates moved up in the quarter.  We also made progress in strengthening our capital position by repurchasing outstanding debt, issuing new lower-cost financing, while maintaining share repurchases.  Shortly after the quarter ended, we announced several other significant strategic actions: the pending sale of Lincoln Benefit Life, a change in employee benefit plans and a decision to cease issuing fixed annuities at year-end 2013.”

Financial Results

Net income available to common shareholders for the second quarter 2013 was $434 million, or $0.92 per diluted common share, compared to $423 million, or $0.86 per diluted common share in the second quarter

2012.  The increase in net income available to common shareholders was driven by higher after-tax realized capital gains and operating income which more than offset the after-tax loss of $312 million on extinguishment of $1.83 billion of debt.  Operating income for the second quarter 2013 increased to $529 million, or $1.12 per diluted common share, from $432 million, or $0.87 per diluted common share, in the second quarter 2012.  The improvement was due primarily to lower catastrophe losses in the second quarter compared to the prior year quarter.

In the second quarter 2013, property-liability net income was $617 million versus $354 million in the prior year quarter.  The property-liability combined ratio was 96.1, improving 1.9 points.  Pre-tax catastrophe losses in the quarter totaled $647 million compared to $819 million in the second quarter 2012.  The underlying combined ratio for the quarter was 86.9, 0.6 points higher than the prior year quarter, and better than the full year outlook of 88 to 90.  Should trends continue, the underlying combined ratio could be at the low end or below the full year outlook range.  Allstate Financial net income for the quarter was $190 million, an improvement of $58 million from the prior year quarter, due primarily to an increase in after-tax realized capital gains and improved operating income results.

Continued Progress on Customer-Focused Strategy and Achievement of 2013 Priorities

The results for the second quarter 2013 reflect successful execution of our 2013 priorities:  growing insurance premiums, maintaining auto profitability, raising returns in homeowner and annuities, proactively managing investments, and reducing the cost structure.

The company experienced positive momentum in growing insurance premiums in the second quarter.  Total property-liability net written premium increased 4.2% over prior year quarter and Allstate Financial grew 3.6% in total premiums and contract charges, including 4.8% in underwritten products.  For the Allstate brand, which serves consumers who prefer local advice from Allstate agencies and a wide range of products, net written premium increased 3.0% due to higher retention and new business issuance of standard auto and homeowners policies, and solid growth in emerging businesses.  While Allstate brand units declined from the prior year quarter, they increased sequentially by 91,000 policies in force.  Encompass net written premium and units grew 9.0% and 6.8%, respectively, from the prior year quarter.  Esurance, serving the self-directed customer segment, continued to grow rapidly with net written premium increasing 31.7% and units up 36.5% from the prior year quarter.

Allstate maintained auto profitability in the second quarter with a combined ratio for standard auto of 97.0, slightly better than the prior year quarter.  For the Allstate brand, which comprises the majority of the auto earned premium, the recorded combined ratio was 94.9, 0.6 points better than prior year, with an underlying combined ratio of 94.2, 0.8 points higher than the second quarter 2012.  Frequency was essentially flat while severity increased modestly.  The Encompass brand recorded a standard auto combined ratio of 104.4, an improvement of 4.8 points, reflecting the impact of price increases.  The Esurance brand standard auto combined ratio increased 2.8 points to 119.5 due to the increased volume of new business, higher bodily injury severities and increased utilization of price discounts.  Esurance is adjusting pricing and underwriting to ensure its growth investments create shareholder value.

Higher returns were realized in the homeowners and annuities businesses.  In the second quarter, Allstate homeowners recorded a combined ratio of 95.3, a 9.1 point improvement from the prior year quarter, primarily due to reduced catastrophe losses.  The Allstate brand homeowners underlying combined ratio was 62.7, a 1.9 point improvement from the second quarter 2012.  Rate increases continued to positively impact results and both frequency and severity exhibited modest increases in the quarter.  Returns in annuities improved slightly in the second quarter, but remain under pressure from continued low interest rates.  Contractholder funds declined $2.5 billion from March 31, 2013, primarily due to a large institutional product maturity.

Proactive management of the investment portfolio mitigated the impact of rising interest rates, but total returns were negative for the quarter.  Interest rate risk mitigation actions over the past several quarters reduced the maturity profile of the property-liability portfolio to make it less sensitive to higher interest rates.  Allstate’s consolidated investment portfolio totaled $92.32 billion at June 30, 2013 compared to $97.28 billion at December 31, 2012.  The lower portfolio value reflects a $2.73 billion decrease in net unrealized capital gains driven by the significant increase in interest rates in the second quarter.  Total returns for the quarter of -1.5% reflect a consistent contribution from net investment income offset by lower investment valuations, particularly for fixed income securities.  For the second quarter, net investment income totaled $984 million, which included $37 million related to prepayment fee income and litigation proceeds.  The total portfolio yield was 4.6%, an increase from prior quarter, and comparable to the second quarter of 2012.

Property-liability net investment income was $343 million and portfolio yield was 4.0%.  This was an increase from the prior quarter, reflecting higher limited partnership results and the timing of equity dividends, but was below the second quarter of 2012 due to the impact of interest rate risk reduction actions and low investment yields.  Allstate Financial net investment income was $633 million and the portfolio yield was 5.1%.  Allstate Financial’s net investment income declined from the prior year quarter, primarily due to the managed reduction in spread-based liabilities, which will continue with the pending sale of Lincoln Benefit Life.  Allstate Financial’s portfolio yield has been less impacted by low reinvestment rates as its investment cash flows have largely been used to fund the liability outflows.

Progress was made in reducing the company’s cost structure while investing for growth.  The closure of a call center and a change to employee benefits were announced, which will improve effectiveness and efficiency.  The property-liability expense ratio increased in the quarter, reflecting higher technology and marketing expenses.

Continued Focus on Capital Management

During the second quarter of 2013, Allstate repurchased principal amounts of $1.83 billion of debt and recognized a pre-tax loss on extinguishment of $480 million.  Also during the quarter, Allstate issued shares of 5.625% noncumulative perpetual preferred stock with liquidation value of $287.5 million, $500 million of 3.15% senior notes due 2023 and $500 million of 4.50% senior notes due 2043.

“These capital actions took advantage of the current low cost of capital and will help ensure Allstate’s strategic flexibility,” said Steve Shebik, chief financial officer.  “In addition, Allstate repurchased 4.9 million common shares at a cost of $254 million in the second quarter of 2013.  As of June 30, 2013, $1.08 billion remained in our share repurchase programs.  Allstate’s earnings and repurchases increased book value per diluted common share by 4.8% from a year ago, to $41.63 at the end of the second quarter of 2013.”

Statutory surplus at June 30, 2013 was an estimated $17.0 billion for the combined insurance operating companies.  Property-liability surplus was an estimated $13.6 billion, with Allstate Financial companies accounting for the remainder.  Deployable assets at the holding company level totaled $2.4 billion at June 30, 2013.

Subsequent Events

In July 2013, the company approved amendments to its pension plans to introduce a new cash balance formula to replace the current formulas under which eligible employees accrue benefits, effective January 1, 2014.  The company also will eliminate certain life insurance benefits currently provided to eligible employees and effective January 1, 2016 for all retirees who retired after 1989.  Finally, on July 17, 2013, the company entered into a definitive agreement to sell Lincoln Benefit Life, which serves consumer segments who want independent advice and a choice of life insurance and annuity products.  This transaction is expected to close by the end of this year, subject to regulatory approval.

*     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, August 1.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment.  Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,862	$6,666	$13,632	$13,296
Life and annuity premiums and contract charges	579	559	1,158	1,112
Net investment income	984	1,026	1,967	2,037
Realized capital gains and losses:
Total other-than-temporary impairment losses	(55)	(69)	(82)	(156)
Portion of loss recognized in other comprehensive income	(5)	19	(15)	23
Net other-than-temporary impairment losses recognized in earnings	(60)	(50)	(97)	(133)
Sales and other realized capital gains and losses	422	77	590	328

Total realized capital gains and losses	362	27	493	195

	8,787	8,278	17,250	16,640

Costs and expenses
Property-liability insurance claims and claims expense	4,741	4,810	9,201	9,149
Life and annuity contract benefits	471	462	929	901
Interest credited to contractholder funds	311	366	656	744
Amortization of deferred policy acquisition costs	961	942	1,907	1,921
Operating costs and expenses	1,090	996	2,192	2,013
Restructuring and related charges	20	10	46	16
Loss on extinguishment of debt	480	--	480	--
Interest expense	99	93	197	188

	8,173	7,679	15,608	14,932

Gain on disposition of operations	--	3	2	6

Income from operations before income tax expense	614	602	1,644	1,714

Income tax expense	180	179	501	525

Net income	434	423	1,143	1,189

Preferred stock dividends	--	--	--	--

Net income available to common shareholders	$434	$423	$1,143	$1,189

Earnings per common share:

Net income available to common shareholders per common share – Basic	$0.93	$0.86	$2.42	$2.40

Weighted average common shares – Basic	468.3	490.6	471.9	494.9

Net income available to common shareholders per common share – Diluted	$0.92	$0.86	$2.39	$2.39

Weighted average common shares – Diluted	473.8	493.8	477.3	497.9

Cash dividends declared per common share	$0.25	$0.22	$0.50	$0.44

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Property-Liability
Premiums written	$7,151	$6,864	$13,776	$13,327
Premiums earned	$6,862	$6,666	$13,632	$13,296
Claims and claims expense	(4,741)	(4,810)	(9,201)	(9,149)
Amortization of deferred policy acquisition costs	(890)	(865)	(1,761)	(1,743)
Operating costs and expenses	(943)	(847)	(1,900)	(1,731)
Restructuring and related charges	(19)	(10)	(43)	(16)
Underwriting income*	269	134	727	657
Net investment income	343	352	684	665
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(2)	(3)	(3)
Business combination expenses and the amortization of purchased intangible assets	20	26	41	73
Income tax expense on operations	(197)	(153)	(460)	(434)
Operating income	433	357	989	958

Realized capital gains and losses, after-tax	197	12	270	136
Loss on disposition of operations, after-tax	(1)	--	(1)	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	2	2
Business combination expenses and the amortization of purchased intangible assets, after-tax	(13)	(16)	(27)	(47)
Net income available to common shareholders	$617	$354	$1,233	$1,049
Catastrophe losses	$647	$819	$1,006	$1,078
Operating ratios:
Claims and claims expense ratio	69.1	72.2	67.5	68.8
Expense ratio	27.0	25.8	27.2	26.3
Combined ratio	96.1	98.0	94.7	95.1
Effect of catastrophe losses on combined ratio	9.4	12.3	7.4	8.1
Effect of prior year reserve reestimates on combined ratio	(0.8)	(2.4)	(0.7)	(2.7)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.3)	(1.4)	(0.4)	(1.9)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.3	0.4	0.3	0.6
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	0.1	0.1
Allstate Financial
Premiums and contract charges	$579	$559	$1,158	$1,112
Net investment income	633	663	1,268	1,350
Periodic settlements and accruals on non-hedge derivative instruments	5	15	15	30
Contract benefits	(471)	(462)	(929)	(901)
Interest credited to contractholder funds	(315)	(362)	(651)	(730)
Amortization of deferred policy acquisition costs	(65)	(76)	(141)	(162)
Operating costs and expenses	(140)	(135)	(288)	(277)
Restructuring and related charges	(1)	--	(3)	--
Income tax expense on operations	(68)	(64)	(128)	(134)
Operating income	157	138	301	288

Realized capital gains and losses, after-tax	37	5	49	(9)
Valuation changes on embedded derivatives that are not hedged, after-tax	3	(3)	(3)	(9)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(4)	--	(3)	(10)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(4)	(10)	(10)	(20)
Gain on disposition of operations, after-tax	1	2	2	4
Net income available to common shareholders	$190	$132	$336	$244

Corporate and Other
Net investment income	$8	$11	$15	$22
Operating costs and expenses	(106)	(107)	(201)	(193)
Income tax benefit on operations	37	33	72	67
Preferred stock dividends	--	--	--	--
Operating loss	(61)	(63)	(114)	(104)
Realized capital gains and losses, after-tax	--	--	--	--
Loss on extinguishment of debt, after-tax	(312)	--	(312)	--
Net loss available to common shareholders	$(373)	$(63)	$(426)	$(104)
Consolidated net income available to common shareholders	$434	$423	$1,143	$1,189

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30,	December 31,
	2013	2012

Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $68,475 and $71,915)	$71,039	$77,017
Equity securities, at fair value (cost $4,237 and $3,577)	4,505	4,037
Mortgage loans	6,413	6,570
Limited partnership interests	4,941	4,922
Short-term, at fair value (amortized cost $2,646 and $2,336)	2,646	2,336
Other	2,771	2,396
Total investments	92,315	97,278
Cash	634	806
Premium installment receivables, net	5,116	5,051
Deferred policy acquisition costs	3,914	3,621
Reinsurance recoverables, net	8,346	8,767
Accrued investment income	773	781
Property and equipment, net	971	989
Goodwill	1,239	1,240
Other assets	1,684	1,804
Separate Accounts	6,488	6,610
Total assets	$121,480	$126,947
Liabilities
Reserve for property-liability insurance claims and claims expense	$20,989	$21,288
Reserve for life-contingent contract benefits	14,242	14,895
Contractholder funds	36,357	39,319
Unearned premiums	10,510	10,375
Claim payments outstanding	745	797
Deferred income taxes	250	597
Other liabilities and accrued expenses	6,055	6,429
Short-term debt	500	--
Long-term debt	5,475	6,057
Separate Accounts	6,488	6,610
Total liabilities	101,611	106,367
Equity
Preferred stock and additional capital paid-in, $1 par value, 11,500 shares issued and outstanding as of June 30, 2013 and none issued and outstanding as of December 31, 2012, $287.5 aggregate liquidation preference	278	--
Common stock, $.01 par value, 900 million issued, 465 million and 479 million shares outstanding	9	9
Additional capital paid-in	3,105	3,162
Retained income	34,691	33,783
Deferred ESOP expense	(39)	(41)
Treasury stock, at cost (435 million and 421 million shares)	(18,225)	(17,508)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	36	(11)
Other unrealized net capital gains and losses	1,794	3,614
Unrealized adjustment to DAC, DSI and insurance reserves	(179)	(769)
Total unrealized net capital gains and losses	1,651	2,834
Unrealized foreign currency translation adjustments	37	70
Unrecognized pension and other postretirement benefit cost	(1,638)	(1,729)

Total accumulated other comprehensive income	50	1,175

Total shareholders’ equity	19,869	20,580

Total liabilities and shareholders’ equity	$121,480	$126,947

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Six months ended
	June 30,
	2013	2012
Cash flows from operating activities	(unaudited)
Net income	$1,143	$1,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	180	201
Realized capital gains and losses	(493)	(195)
Loss on extinguishment of debt	480	--
Gain on disposition of operations	(2)	(6)
Interest credited to contractholder funds	656	744
Changes in:
Policy benefits and other insurance reserves	(607)	(377)
Unearned premiums	165	27
Deferred policy acquisition costs	(107)	6
Premium installment receivables, net	(81)	(9)
Reinsurance recoverables, net	327	27
Income taxes	283	341
Other operating assets and liabilities	(391)	(174)
Net cash provided by operating activities	1,553	1,774

Cash flows from investing activities

Proceeds from sales
Fixed income securities	10,461	9,918
Equity securities	1,742	1,275
Limited partnership interests	438	796
Mortgage loans	20	11
Other investments	38	88
Investment collections
Fixed income securities	3,658	2,141
Mortgage loans	475	458
Other investments	171	39
Investment purchases
Fixed income securities	(10,637)	(12,345)
Equity securities	(2,010)	(290)
Limited partnership interests	(477)	(664)
Mortgage loans	(314)	(267)
Other investments	(538)	(243)
Change in short-term investments, net	(423)	(392)
Change in other investments, net	91	(57)
Purchases of property and equipment, net	(43)	(116)
Net cash provided by investing activities	2,652	352
Cash flows from financing activities
Change in short-term debt	500	--
Proceeds from issuance of long-term debt	1,481	493
Repayment of long-term debt	(2,540)	(351)
Proceeds from issuance of preferred stock	278	--
Contractholder fund deposits	1,119	1,005
Contractholder fund withdrawals	(4,273)	(2,665)
Dividends paid on common stock	(119)	(215)
Treasury stock purchases	(897)	(583)
Shares reissued under equity incentive plans, net	60	26
Excess tax benefits on share-based payment arrangements	29	4
Other	(15)	(45)
Net cash used in financing activities	(4,377)	(2,331)
Net decrease in cash	(172)	(205)
Cash at beginning of period	806	776
Cash at end of period	$634	$571

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income available to common shareholders, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      valuation changes on embedded derivatives that are not hedged, after-tax,

•      amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•      business combination expenses and the amortization of purchased intangible assets, after-tax,

•      gain  on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain  on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income available to common shareholders to assess our performance.  We use adjusted measures of operating income and operating income per diluted common share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2013	2012	2013	2012	2013	2012	2013	2012
Operating income	$433	$357	$157	$138	$529	$432	$1.12	$0.87
Realized capital gains and losses	305	19	57	8	362	27
Income tax expense	(108)	(7)	(20)	(3)	(128)	(10)
Realized capital gains and losses, after-tax	197	12	37	5	234	17	0.50	0.04
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	3	(3)	3	(3)	0.01	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(4)	--	(4)	--	(0.01)	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	(4)	(10)	(3)	(9)	(0.01)	(0.02)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(13)	(16)	--	--	(13)	(16)	(0.03)	(0.03)
(Loss) gain on disposition of operations, after-tax	(1)	--	1	2	--	2	--	0.01
Loss on extinguishment of debt, after-tax	--	--	--	--	(312)	--	(0.66)	--
Net income available to common shareholders	$617	$354	$190	$132	$434	$423	$0.92	$0.86

	For the six months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2013	2012	2013	2012	2013	2012	2013	2012
Operating income	$989	$958	$301	$288	$1,176	$1,142	$2.46	$2.29
Realized capital gains and losses	417	208	76	(13)	493	195
Income tax (expense) benefit	(147)	(72)	(27)	4	(174)	(68)
Realized capital gains and losses, after-tax	270	136	49	(9)	319	127	0.67	0.26
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(9)	(3)	(9)	(0.01)	(0.02)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(10)	(3)	(10)	(0.01)	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	2	(10)	(20)	(8)	(18)	(0.02)	(0.04)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(27)	(47)	--	--	(27)	(47)	(0.05)	(0.09)
(Loss) gain on disposition of operations, after-tax	(1)	--	2	4	1	4	--	0.01
Loss on extinguishment of debt, after-tax	--	--	--	--	(312)	--	(0.65)	--
Net income available to common shareholders	$1,233	$1,049	$336	$244	$1,143	$1,189	$2.39	$2.39

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure.  It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses.  Return on common shareholders’ equity is the most directly comparable GAAP measure.  We use operating income as the numerator for the same reasons we use operating income, as discussed above.  We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period.  We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends.  A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital.  Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2013	2012
Return on common shareholders’ equity
Numerator:
Net income available to common shareholders	$2,260	$2,076

Denominator:
Beginning common shareholders’ equity	$19,475	$18,382
Ending common shareholders’ equity (1)	19,591	19,475
Average common shareholders’ equity	$19,533	$18,929

Return on common shareholders’ equity	11.6%	11.0%

	For the twelve months ended June 30,
	2013	2012
Operating income return on common shareholders’ equity

Numerator:
Operating income	$2,182	$1,957

Denominator:
Beginning common shareholders’ equity	$19,475	$18,382
Unrealized net capital gains and losses	2,070	1,475
Adjusted beginning common shareholders’ equity	17,405	16,907

Ending common shareholders’ equity	19,591	19,475
Unrealized net capital gains and losses	1,651	2,070
Adjusted ending common shareholders’ equity	17,940	17,405

Average adjusted common shareholders’ equity	$17,673	$17,156
Operating income return on common shareholders’ equity	12.3%	11.4%

(1) Excludes $278 million of equity related to preferred stock.

The following tables reconcile Allstate Financial segment return on attributed equity and operating income return on attributed equity, including a reconciliation of Allstate Financial segment attributed equity to The Allstate Corporation common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,

	2013	2012
Allstate Financial segment return on attributed equity
Numerator:
Net income available to common shareholders	$633	$571

Denominator:
Beginning attributed equity (1)	$7,737	$6,868
Ending attributed equity	8,224	7,737

Average attributed equity	$7,981	$7,303

Return on attributed equity	7.9%	7.8%

	For the twelve months ended June 30,

	2013	2012
Allstate Financial segment operating income return on attributed equity

Numerator:
Operating income	$542	$547

Denominator:
Beginning attributed equity	$7,737	$6,868
Unrealized net capital gains and losses	1,240	792
Adjusted beginning attributed equity	6,497	6,076

Ending attributed equity	8,224	7,737
Unrealized net capital gains and losses	1,120	1,240
Adjusted ending attributed equity	7,104	6,497

Average adjusted attributed equity	$6,801	$6,287

Operating income return on attributed equity	8.0%	8.7%

Reconciliation of beginning and ending Allstate Financial segment attributed equity and The Allstate Corporation beginning and ending common shareholders’ equity	For the twelve months ended June 30,
	2013	2012
Beginning Allstate Financial segment attributed equity	$7,737	$6,868
Beginning all other equity	11,738	11,514
Beginning Allstate Corporation common shareholders’ equity	$19,475	$18,382

Ending Allstate Financial segment attributed equity	$8,224	$7,737
Ending all other equity	11,367	11,738
Ending Allstate Corporation common shareholders’ equity	$19,591	$19,475

(1) Allstate Financial attributed equity is the sum of equity for Allstate Life Insurance Company and the applicable equity for American Heritage Life Investment Corporation.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.  Net income available to common shareholders is the most directly comparable GAAP measure.  Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	86.9	86.3	87.3	87.2
Effect of catastrophe losses	9.4	12.3	7.4	8.1
Effect of prior year non-catastrophe reserve reestimates	(0.5)	(1.0)	(0.3)	(0.8)
Effect of business combination expenses and the amortization of purchased intangible assets	0.3	0.4	0.3	0.6
Combined ratio	96.1	98.0	94.7	95.1

Effect of prior year catastrophe reserve reestimates	(0.3)	(1.4)	(0.4)	(1.9)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2013 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Underlying combined ratio	94.2	93.4	93.9	94.2
Effect of catastrophe losses	1.9	3.9	1.5	2.6
Effect of prior year non-catastrophe reserve reestimates	(1.2)	(1.8)	(0.8)	(1.4)
Combined ratio	94.9	95.5	94.6	95.4

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.2)	(0.8)	(0.2)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Underlying combined ratio	62.7	64.6	64.2	65.8
Effect of catastrophe losses	32.5	40.2	25.6	26.4
Effect of prior year non-catastrophe reserve reestimates	–	0.1	0.4	0.4
Combined ratio	95.2	104.9	90.2	92.6

Effect of prior year catastrophe reserve reestimates	1.0	(3.6)	1.4	(6.1)

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Underlying combined ratio	92.7	97.0	95.2	96.8
Effect of catastrophe losses	10.1	6.7	7.4	4.7
Effect of prior year non-catastrophe reserve reestimates	(0.4)	(1.8)	(0.3)	(0.8)
Combined ratio	102.4	101.9	102.3	100.7

Effect of prior year catastrophe reserve reestimates	(1.0)	(1.9)	(0.8)	(1.4)

The following table reconciles the Esurance brand underlying combined ratio to the Esurance brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Underlying combined ratio	112.9	106.0	111.6	107.5
Effect of catastrophe losses	1.6	2.6	1.4	1.5
Effect of business combination expenses and the amortization of purchased intangible assets	5.2	8.1	5.3	13.0
Combined ratio	119.7	116.7	118.3	122.0

The following table reconciles the Allstate Protection standard auto underlying combined ratio to the Allstate Protection standard auto combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Underlying combined ratio	96.7	95.3	96.3	95.8
Effect of catastrophe losses	1.9	3.8	1.4	2.5
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(1.9)	(1.2)	(1.1)
Combined ratio	97.0	97.2	96.5	97.2

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.1)	(0.2)	(0.1)

The following table reconciles the Allstate Protection homeowners underlying combined ratio to the Allstate Protection homeowners combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Underlying combined ratio	63.3	65.1	65.0	66.8
Effect of catastrophe losses	32.0	38.7	25.2	25.5
Effect of prior year non-catastrophe reserve reestimates	–	0.6	0.3	0.2
Combined ratio	95.3	104.4	90.5	92.5

Effect of prior year catastrophe reserve reestimates	(3.4)	(0.4)	(5.7)	(1.3)

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding.  We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per common share is the most directly comparable GAAP measure.  Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of June 30,
	2013	2012
Book value per common share
Numerator:
Common shareholders’ equity	$19,591	$19,475
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	470.6	490.2
Book value per common share	$41.63	$39.73

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$19,591	$19,475
Unrealized net capital gains and losses on fixed income securities	1,489	1,919
Adjusted common shareholders’ equity	$18,102	$17,556
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	470.6	490.2
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$38.47	$35.81

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2013, our investment portfolio, the reduction of the cost structure and the closing on the sale of Lincoln Benefit Life by year-end.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•

Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•

Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

•

Regulatory reforms and any additional legislative changes or regulatory requirements on the financial services industry may make it more expensive for us to conduct our business, or limit our ability to grow or to achieve profitability.

•	Closing on the sale of Lincoln Benefit Life is subject to regulatory approvals which could affect the estimated closing date.
•	The actions we have taken to reduce the sensitivity of our investment portfolio to a rise in interest rates may not be effective.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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